Exhibit 10.5
EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of May 7, 2026 (the “Effective Date”) by and between Callaway Golf Company, a Delaware corporation, (the “Company”) and me, Timothy Reed, each a “Party” and collectively the “Parties.” References to this “Agreement” shall include all of the Schedules attached hereto.

1.Term. My employment hereunder (“Employment”) shall be for a term (the “Term”) commencing on the Effective Date and continuing indefinitely until terminated in accordance with Section 4 of this Agreement. The date my Employment with the Company ends is referred to as my “Termination Date” irrespective of which Party terminated or why termination occurred. Notwithstanding anything to the contrary in the foregoing, my Employment hereunder is terminable at will by the Company or by me at any time (for any reason or for no reason), subject to the provisions of Section 4 hereof.
2.Position and Duties.
a.During the Term, I will serve in the position designated on Schedule A or in such other position or positions as the Board of Directors of the Company (the “Board”) or its designated representative specifies from time-to-time and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in such position or positions as defined by the Board or its designated representative.

    I agree to devote all of my working time and efforts to the performance of my duties for the Company and to faithfully and diligently serve the Company in accordance with this Agreement and the guidelines, policies and procedures of the Company, including its Employee Handbook and Code of Conduct, as such shall be adopted, modified or otherwise established by the Company from time-to-time. This does not prohibit me from managing personal investments or involvement in volunteer charitable or community activities provided that they do not violate the terms of this Agreement or interfere or conflict with the satisfactory performance of my Employment duties in the judgment of the Board or its designated representative. By signing this Agreement, I represent to the Company that (i) I am not currently engaged in any outside business activities for remuneration (whether cash or otherwise), and (ii) providing material assistance to any business, or otherwise pursuing any business opportunity, in each case under this clause (ii) that would create a conflict of interest.

b.I can and will perform all of my Employment duties without the use or disclosure of any trade secrets or otherwise protected information of a third party that I am not authorized by that third party to use for the Company’s benefit. I am subject to no legal obligations, contracts, or other obligations that would prevent me from performing the duties of my position with the Company, nor am I in violation of any such legal obligations.

3.Compensation, Benefits and Expenses. I agree to the compensation and benefits described in Schedule A as full and adequate compensation for my services. I understand that my compensation and benefits are provided subject to the Company policies and procedures generally applicable to all Company employees with adjustments as determined by the Board or its designated representative.

4.Termination and Separation Payment Rights. This Agreement and my Employment under it may be terminated as set forth in this Section 4. Upon any termination of my Employment, I shall be entitled to receive my “Accrued Obligations.” For purposes of this Agreement, “Accrued Obligations” as used throughout this Agreement is defined as (A) earned but unpaid base salary, (B) accrued but unused payments or benefits to which I am entitled under Company benefit plans, including the Company’s retirement, insurance and other benefit and compensation plans or programs then in effect, in accordance with the terms of such plans and programs, and (C) accrued but unused paid time off (“PTO”), if applicable. The Accrued

Obligations described in the preceding sentence shall be paid within thirty (30) days after the Termination Date (or such earlier date as may be required by applicable law).

a.Death or Permanent Disability.

i.    My Employment will terminate upon my death. If terminated due to death, then my estate will be paid all of my Accrued Obligations through the Termination Date and I will be eligible to receive the “Death Benefit” described in Schedule B, subject to the requirements set forth therein.

ii.    Either the Company or I may terminate my employment following my “Permanent Disability” (as defined in Schedule B). If my Employment is terminated as a result of my Permanent Disability, then I will be paid all of my Accrued Obligations through the Termination Date. In addition, in the event of my termination of Employment as a result of my Permanent Disability, I will be eligible to receive the “Permanent Disability Benefit” described in Schedule B, subject to the requirements set forth therein.

b.Substantial Cause. The Company may terminate my Employment for Substantial Cause. If the Company terminates my Employment for Substantial Cause, then I will be paid my Accrued Obligations through the Termination Date and shall not be entitled to any additional severance or other compensation, including any unvested Long-Term Incentive Awards (unless otherwise provided in the applicable Long-Term Incentive Award agreement). The occurrence of any of the events described in parts (i) – (v) below, as reasonably determined by the Board or its designated representative, shall be “Substantial Cause”:
i.my material breach of any provisions of this Agreement or any other material, written contract with the Company or any Related Company (as defined in Schedule C) or under any code of conduct of the Company or any Related Company);

ii.willful and continued failure by me to substantially perform my duties under this Agreement as determined by the Company’s Chief Executive Officer or by the Board, including failure to cooperate with any internal investigation authorized by the Board or its designated representative or an investigation by regulatory or law enforcement authorities;

iii.intentional misconduct by me (including, but not limited to, misappropriation, fraud, including misconduct related to accounting and financial statements, embezzlement or use or possession of illegal drugs during work) and/or any other action that is damaging or detrimental in a significant manner to the Company or any of the Related Companies;

iv.my conviction (or plea of no contest) for any felony (including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with my duties or in the course of my Employment with the Company), or any comparable offense in any applicable foreign jurisdiction; or

v.    my use of alcohol or illicit drugs in a manner that has or would reasonably be expected to have a detrimental effect on my performance, my duties to the Company, or the reputation of the Company or any Related Company.

c.Good Reason. I may terminate my Employment under this Agreement for “Good Reason.” If I terminate my Employment for Good Reason, then I will be paid my Accrued Obligations through the Termination Date, and I will be eligible to receive the benefits provided for in Schedule B for a “Severance Eligible Termination,” subject to the requirements set forth therein.

For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without my prior consent:

i.at any time during the Term (including at any time following the date of a Change in Control), a material breach of this Agreement by the Company; or

ii.at any time during the Term (including at any time following the date of a Change in Control), any material diminishment in the title, position, duties, responsibilities or status that I had with the Company, as a publicly traded entity, immediately prior to such diminishment; provided, however, that prior to a Change in Control, a change in your title or reporting position alone shall not constitute Good Reason; or

iii.at any time during the Term (including at any time following the date of a Change in Control), any requirement that I relocate or any assignment to me of duties that would make it unreasonably difficult for me to maintain the principal residence I had immediately prior to such requirement or assignment, and the parties agree that an increase in my one-way commuting distance by more than thirty-five (35) miles prior to such relocation or assignment as a result of any such relocation or assignment shall be automatically considered unreasonably difficult for purposes of this clause (iii); or

iv.at any time during the Term, a material reduction in my Base Salary or Target Incentive (as defined in Schedule B), or a material reduction in my year-over-year Target LTI Opportunity; or

v.during the twenty-four (24) month period following the date of a Change in Control, any reduction, limitation or failure to pay or provide any of the compensation, reimbursable expenses, Long-Term Incentive Awards (as defined in Schedule B), incentive programs, or other benefits or perquisites provided to me under the terms of this Agreement or any other agreement or understanding between the Company and me, or pursuant to the Company's written policies and past practices.

In order for “Good Reason” for my resignation to exist, the foregoing events must remain uncured for more than thirty (30) days despite my written notice to the Company advising it of such occurrence within ninety (90) days of my becoming aware of the occurrence. I will officially resign no later than ninety (90) days following the earlier of the end of the thirty (30) day cure period or the date the Company provides me with written notice of its intent not to cure the event giving rise to Good Reason. If I do not give the Company written notice of the occurrence of an event listed in this Section within ninety (90) days of my becoming aware of it, or such event is cured by the Company within thirty (30) days after written notification from me regarding such occurrence, I will not have “Good Reason” to terminate my Employment as a result of such occurrence.
d.Resignation without Good Reason. If I terminate my Employment without Good Reason, then I will be paid my Accrued Obligations through the Termination Date and shall not be entitled to any additional severance or other compensation, including any unvested Long-Term Incentive Awards.

e.Termination without Substantial Cause. The Company may terminate my Employment at its discretion at any time without Substantial Cause. If the Company terminates my Employment without Substantial Cause, then I will be paid my Accrued Obligations through the Termination Date, and I will be eligible to receive the benefits provided for in Schedule B for a “Severance Eligible Termination,” subject to the requirements set forth therein.

f.Deemed Resignations. Upon termination of my Employment for any reason, unless otherwise specified in a written agreement between the Company and me, I shall be deemed to have resigned from all offices, directorships, and other employment positions, if any, then held with the Company and any Related Company, and I shall take all actions reasonably requested by the Company to effectuate the foregoing.

5.Clawbacks and Forfeitures.

a.Notwithstanding anything in this Agreement or any other agreement between me and the Company or any Related Company, I agree that I will be subject to, and any compensation paid to me under this Agreement or otherwise will be subject to, reduction, cancellation, forfeiture and/or recoupment under any clawback policy adopted by the Company from time to time that is, by its terms, applicable to me, including the Policy for Recovery of Erroneously Awarded Compensation adopted by the Company effective October 2, 2023 (the “Clawback Policy”), and any other policy adopted by the Company pursuant to the requirements under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Rule 10D of the Securities Exchange Act of 1934, as amended, and any rules adopted by the national securities exchange on which the Company’s securities are listed, as such policy(ies) may be amended from time to time. Upon the request of the Company, I also agree without further consideration to execute an amendment evidencing the incorporation of the policies into this Agreement and/or my acknowledgment of the application of such policies to my compensation.

b.If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of my intentional misconduct or gross negligence, with respect to any financial reporting requirement under the United States securities laws, then, if requested to do so by the Board of Directors or the Compensation Committee of the Company, in addition to any rights the Company may have under Section 5(a) above, I will forfeit and reimburse the Company for all of the following: (i) any incentive or incentive compensation paid to me based upon such erroneously stated financial information, (ii) any incentive, incentive compensation or equity compensation I received during the twelve (12) month period following the earlier of the first public issuance or filing with the Securities and Exchange Commission of the financial document embodying the financial reporting requirement, (iii) any profits realized by me personally from the sale of Company securities during that same twelve (12) month period, (iv) if my Employment is terminated or has been terminated, my right to receive Special Severance or Change in Control Special Severance, if applicable, and (v) if I am terminated or have been terminated, any unvested Long-Term Incentive Awards.

c.I understand that the Company’s exercise of the recoupment and forfeiture provisions in this Section 5 will not constitute a breach of the terms of this Agreement by the Company and will not otherwise give me the right to terminate my Employment for Good Reason.

6.Code Section 409A Compliance.

a.     I understand and agree that this Agreement has been drafted with the intention to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its applicable regulations (“Section 409A”). The Company is hereby advising me to obtain independent advice regarding the tax consequences of any compensation payable under this Agreement and I represent I have done so or have determined not to do so in my discretion despite the Company’s advisement. I acknowledge and agree that the Company will not be liable for and will bear no responsibility for any penalties that may be assessed against me for violation of Section 409A.

b.    Notwithstanding any other provision of this Agreement, no severance pay or other benefits payable under this Agreement, that when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A or are otherwise intended to be exempt from Section 409A pursuant to Section 1.409A-1(b)(9) of the Treasury Regulations issued under Section 409A and are payable upon my termination of employment, will be paid or otherwise provided until I have had a “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment, and the right to a series of installment payments will be treated as a right to a series of separate payments (including, for the avoidance of doubt, the base salary and annual incentive components of the severance or termination benefits payable in installments pursuant to Schedule B, and each such component shall be treated as a separate payment). To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

c.    If at the time of my termination of Employment with the Company I am a “specified employee” as defined in Section 409A, then, to the extent required under Section 409A, the Company will not commence payment of any compensation or benefits payable upon my “separation of service” until the date that is six (6) months and one (1) day following my Termination Date (or the earliest date as is permitted under Section 409A). In no event will any payment or benefit under this Agreement that is subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

d.    Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.

d.    If and to the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Section 409A, (i) all such expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred, (ii) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (iii) the amount of expenses eligible for reimbursement, or the in-kind benefits provided, during any taxable year will not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other taxable year, and (iv) any reimbursement will be for expenses incurred during the period of time specified in this Agreement and if no time period is specified, will be for expenses incurred during my lifetime.

7.Code Section 280G.

a.     Best Pay Provision. In the event that any payment or benefit received or to be received by me pursuant to the terms of any plan, arrangement or agreement (including any payment or benefit received in connection with a change in ownership or control or the termination of my Employment) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or part) to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which I would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). Except to the extent that an alternative reduction order would result in a greater economic benefit to me on an after-tax basis, the parties intend that the Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to me that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to me that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to me on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A of the Code; provided, in case of clauses (A), (B) and (C), that reduction of any payments or benefits attributable to the acceleration of vesting of Company equity awards shall be first applied to equity awards with later vesting dates; provided, further, that, notwithstanding the foregoing, any such reduction shall be undertaken in a manner that complies with and does not result in the imposition of additional taxes on me under Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to me on an after-tax basis and, to the extent economically equivalent payments or benefits are subject to reduction, in a pro rata manner.

b.     Determinations. All determinations regarding the application of this Section 7 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, and, in calculating the Excise Tax, (i) no portion of the Total Payments shall be taken into account which (A) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (B) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, (ii) no portion of the Total Payments the receipt or enjoyment of which I shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the 280G Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. All determinations related to the calculations to be performed pursuant to this Section 7 shall be done by the 280G Firm. The 280G Firm will be directed to submit its determination and detailed supporting calculations to both the Company and me within fifteen (15) days after notification from either the Company or me that I may receive payments which may be “parachute payments.” The Company and I will each provide the 280G Firm access to and copies of any books, records, and documents as may be reasonably requested by the 280G Firm and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne solely by the Company.

8.Restrictive Covenants.

a.Confidential Information.

i.The Company will entrust me with Confidential Information related to my fiduciary position of trust and confidence with the Company based on the commitments I am making in this Agreement and would not do so without the promises I am making in this Agreement. “Confidential Information” means information, or a compilation of information, in any form (tangible or intangible), related to the Company’s or any of the Related Companies’ business and of value to it that I first acquire or gain access to as a consequence of my Employment with the Company if the Company has not made it public or authorized public disclosure of it and it is not readily available through lawful and proper means to the public or others in the industry who have no obligation to keep it confidential. Confidential Information includes, but is not limited to: the Company’s business plans, financial information and analysis, customer and prospective customer lists, employee lists, marketing plans and strategies, research and development data, buying practices, vendor lists, internal business methods, techniques, technical data, know-how, innovations, computer programs, un-patented inventions, trade secrets, and information about the business affairs of third parties (including, but not limited to, customers, licensors and suppliers) that such third parties provide to the Company in confidence. Due to its special value and utility as a compilation, a confidential compilation (like a customer list) will remain protected as Confidential Information even if some items of information within the list are in the public domain. Private disclosure of otherwise Confidential Information to parties the Company is doing business with for business purposes will not cause the information to lose its protected status under this Agreement.

ii.During my Employment and for so long thereafter as the information qualifies as “Confidential Information” under this Agreement, I will not engage in any use or disclosure of Confidential Information that is not authorized by the Company and undertaken for the benefit of the Company, except as may be permitted under Section 8(f) below. These obligations do not prohibit my use of generally available knowledge, skill and education that is not specific to the Company or its business relationships but is instead knowledge generic to the industry or my profession. I will comply with all Company policies and directives concerning my use, storage, and transfer of Confidential Information. Unless prohibited by law from doing so, I will notify the Company as quickly as possible after being served with a subpoena, order, or other legal mandate requiring the production of Confidential Information so that the Company can take reasonable steps to protect its interests.

b.Intellectual Property.

i.I understand that I am being employed and paid to use all of my abilities, including my creative and inventive skills, for the benefit of the Company. Accordingly I agree that any inventions, improvements, discoveries, ideas, concepts, trademarks, service marks, trade names, copyright eligible works of authorship and mask works (hereinafter referred to collectively as “Intellectual Property”) that I develop, discover, conceive or create while employed with the Company or providing services to a Related Company, alone or with others, during regular working hours or outside of them, that either: (A) relates to the business of the Company or the Related Company or their actual or demonstrably anticipated research and development, (B) is developed or discovered with the assistance of Confidential Information, tools, equipment, personnel or other resources of the Company or a Related Company, or (C) is suggested by, related to, or result from any work performed by me for the Company or a Related Company; will be deemed “Work Product.” I hereby fully and finally assign to the Company all right, title and interest in and to all of my Work Product. My Work Product will be the property of the Company from the date of conception, irrespective of when, how, or if it is ever reduced to tangible form or practice. My assignment of Work Product shall include assignment to the Related Company where the interests of a Related Company are involved as determined by the Company. Notwithstanding the forgoing, nothing in this Agreement creates or requires assignment of an invention that cannot be assigned in an employment agreement under controlling law where controlling state law has such a limitation.

ii.All original works of authorship made by me, solely or jointly with others, while employed with the Company that relate to the Company’s line of business will be considered something done within the scope of my Employment and thus “work made for hire” under the Copyright Act of 1976 (17 U.S.C. § 101) and all comparable laws throughout the world. All ownership and copyrights in this “work for hire” will belong exclusively to the Company or its designee, and to the extent any rights therein are not automatically conveyed to the Company they will be deemed assigned to the Company. In this respect, the covered original works of authorship are also Work Product. Original works of authorship (“Work Products”) covered by the foregoing are understood to include, without limitation, all writings, source code, computer programs, algorithms, photos, images, drawings, branding concepts, and other work product of any nature whatsoever consisting of copyrightable subject matter. I waive all claims I may now or hereafter have to rights of paternity, integrity, disclosure and withdrawal, artists’ rights, and any other rights that may be known as “moral rights” with respect to the above-referenced work made for hire, Work Product, and all derivative works thereof.

iii. I will, during and after my Employment, execute all documents, and will assist the Company in every reasonable and proper way, to obtain and enforce patents, trademark registrations, service mark registrations and copyrights for the Intellectual Property in any and all countries. The Company will pay the expenses for obtaining and enforcing these patents, trademark registrations, service mark registrations, and copyrights. If I retain ownership of any item of Intellectual Property or copyright eligible work that is incorporated into a Company product or service (an item of “Incorporated IP”), I grant to the Company, a non-exclusive, fully paid (royalty-free) and irrevocable worldwide license to incorporate into its products and services, reproduce, make derivative works of, sell, and otherwise use the Incorporated IP.

iv.    I acknowledge notice that if I reside and work for the Company in California then my assignment of inventions that qualify as Work Product under Sections 8(b)(i) – (iii) above shall not include inventions which cannot be assigned under California Labor Code §2870; and I acknowledge notice that California Labor Code §2870 provides that: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer.”
c.Non-Disparagement. I will not during my Employment with the Company, any applicable Special Severance Period or Change in Control Special Severance Period, and for the twelve (12) months following the later of (i) the date of my termination of Employment or (ii) the last day of any Special Severance Period or Change in Control Severance Period (regardless of whether I receive any severance benefits in a lump sum), in any way undertake to disparage, demean, or cast in a false, misleading or negative light, the Company, its products, services, officers, directors, employees, agents, affiliates, vendors, or customers, or their successors, or in any other way publish negative statements about them or exhibit an attitude of hostility toward them; provided, however, that nothing herein will prohibit me from providing truthful testimony in a legal proceeding or prohibit conduct that is protected conduct under Section 8(f) below.

d.Use and Return of Company Property. All records related to the Company’s business activities and business development efforts made by me in the course of my Employment (such as contact lists, prospect lists, calendars and notes) wherever stored (in email, text messages, cell phones, computers or otherwise) are the property of the Company. I am not authorized to access and use the Company’s computers, email, or related computer systems to pursue competitive business interests. I will preserve records of Company customers, prospects, suppliers, and other business relationships, and will not knowingly use these records to harm the Company’s business interests. Upon termination of my Employment, I will return all such records, and any copies (tangible and intangible) to the Company. Upon request, I will provide the Company reasonable means to access and verify that no Confidential Information or other Company property has been retained by me on personal computers, cell phones, email or cloud storage accounts to the extent such devices or accounts were used by me in connection with my Employment or the Company’s business, or in any other place that is subject to my ownership or control. The Company shall have the right, at its option, to require me to vacate my office or otherwise remain off the Company’s premises and to cease any and all activities on the Company’s behalf without such action constituting a termination of my Employment or a breach of this Agreement.
e.Conflicting Activities. I agree that I am subject to the prohibitions of Schedule C (as defined therein) on the terms and conditions set forth therein. The Company is herein advising me to consult with an attorney before signing this Agreement and becoming bound by the obligations herein, including in Schedule C.
f.Protected Conduct. I understand that nothing in this Agreement prohibits me from communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency (including, without limitation, the Securities and Exchange Commission or the National Labor Relations Board), without notifying or seeking approval from Company before doing so, nor does it prohibit discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have reason to believe is unlawful, or exercising any rights I may have under Section 7 of the National Labor Relations Act. I acknowledge notice that pursuant to the Defend Trade Secrets Act (“DTSA”): (i) no individual (consultant, contractor or employee) will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (ii) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. The foregoing will not be construed to invite, permit, or limit liability for otherwise illegal activity such a breaking and entering, illegal computer access (hacking) or theft of the Company property.
9.Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, the Parties agree that, except as excluded herein and as set forth in Section 8(f), any and all controversies, claims and disputes arising out of or relating to this Agreement, including without limitation any alleged violation of its terms, or otherwise arising out of or relating to my Employment relationship with the Company or any of the Related Companies, shall be resolved solely and exclusively by final and binding arbitration, before a single neutral arbitrator, held in San Diego County, California through JAMS in conformity with California law and the then-existing JAMS employment arbitration rules, which can be found at https://www.jamsadr.com/rules-employment-arbitration/, or which will be provided upon reasonable request to the Company’s human resources department. The Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. shall govern the interpretation and enforcement of this arbitration clause. All remedies available from a court of competent jurisdiction shall be available in the arbitration; provided, however, that either Party may request temporary or preliminary injunctive relief, to the extent permitted by applicable law, from a court of competent jurisdiction if such relief is not available or not available in a timely fashion through arbitration. The arbitrator shall: (a) provide adequate discovery for the resolution of the dispute; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  For any claim arising under this Agreement, the arbitrator may award the prevailing Party reasonable attorneys’ fees, cost, and expert fees, if any, and, to the extent provided by applicable law may award reasonable attorneys’ fees, costs, and expert fees on any other claim.  The Parties understand that by agreement to arbitrate any claim pursuant to this Section 9, they will not have the right to have any claim subject to arbitration decided by a jury or a court but shall instead have any claim decided through arbitration.  Each Party waives any constitutional or other right to bring claims covered by this Agreement other than in their individual capacities.  Except as may be prohibited by applicable law, the foregoing waiver includes the ability to assert claims as a plaintiff or class member in any purported class or collective action or representative proceeding. Neither Party may bring any arbitration on a class, collective or representative basis. In the event that any arbitration to which I am a party qualifies as a “Mass Arbitration” under the terms of the then current JAMS Mass Arbitration Procedures and Guidelines, the current version of which can be found at https://www.jamsadr.com/mass-arbitration-procedures, the then current JAMS Mass Arbitration Procedures and Guidelines shall be applied.  I further agree that any dispute brought by me against the Company’s parents, subsidiaries, affiliates, officers, directors, or employees, arising out of or relating to my Employment by the Company, shall be subject to arbitration under this Agreement, and such person or entity may enforce this provision as intended third party beneficiaries.  Nothing herein shall limit my ability to pursue claims for workers compensation or unemployment benefits or pursue other claims which by law cannot be subject to mandatory arbitration.
10.Miscellaneous.
a.Taxes. I acknowledge that I am responsible for all taxes owed by me related to my compensation and benefits. The amounts payable pursuant to this Agreement and the attached Schedules are subject to all applicable federal and state tax and required withholding.
b.Beneficiaries and Assignment. This Agreement will be binding upon and inure to the benefit of the Parties, and their heirs and successors. This Agreement will automatically inure to the benefit of and be enforceable by the Company and any of the Related Companies, and any successors and assigns. If I become employed with a Related Company without signing a new agreement, the Related Company will step into Company’s position under this Agreement and will be entitled to the same protections and enforcement rights as the Company. I agree to the assignment of this Agreement and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition consummated by the Company or any of its subsidiaries, affiliates or divisions, or relating to all or part of its assets or the assets of its subsidiaries, affiliates or divisions. The Company will cause any such successor to the Company to assume the Company’s obligations under this Agreement, and a failure by the Company to obtain the assumption of this Agreement by any successor to the Company of all or substantially all of the Company's assets or business shall be deemed a material breach of this Agreement. I understand I will have no right to assign my rights, benefits, duties, obligations or other interests in this Agreement as they are personal to me, other than by will or the laws of descent and distribution. Any attempted assignment by me of my rights, benefits, duties, obligations or other interests in this Agreement in violation of this Agreement will be null and void.
c.Entire Understanding. The Parties are relying upon no representations outside of this Agreement in deciding to enter into this Agreement. This Agreement (inclusive of Schedules) is the entire understanding between the Company and me with respect to all matters herein; provided, however, that this Agreement shall be construed to supplement and not eliminate, supersede or replace my current “Employee Invention and Confidentiality Agreement” or any other agreement containing any restriction on my use of the Confidential Information or trade secrets of the Company and its Related Companies, which prior agreements shall be construed to compliment and not conflict with this Agreement with the understanding that if any irreconcilable conflict between the agreements should arise, this Agreement will control (unless any such prior agreement imposes a post-termination noncompetition or non-solicitation covenant, in which case this Agreement shall supersede any such covenant if I reside in the State of California at the time I execute this Agreement or if, any time during the term of my Employment, I am a resident of California). Further still, to the extent I have entered into any other agreements as part of the sale or acquisition of a business or business assets that have restrictive covenants, such agreements and the restrictive covenants therein will survive and stand independent from and unaffected by this Agreement. As of the Effective Date, except as otherwise explicitly provided herein, this Agreement replaces and supersedes any and all prior understandings or agreements between the Company or any Related Company and me regarding my Employment, including without limitation, any employment agreement or offer letter between the Company or any Related Company and me or any of its affiliates in effect prior to the Effective Date.
d.Amendment and Waiver. This Agreement will not be modified or amended except by another instrument in writing executed by the Parties. Failure of either party at any time to require performance by the other of any provision of this Agreement will in no way affect the rights of the waiving party to enforce the same thereafter, nor will the waiver by either party of any breach of any provision of this Agreement be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.
e.Notices. Any notice, request, demand, or other communication required or permitted hereunder, shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by email upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt, to me at the most recent address listed in the Company’s personnel records, and to the Company at the address below:

                    Callaway Golf Company
                    2180 Rutherford Road
                    Carlsbad, California 92008
                    Attn: General Counsel
f.Applicable Law. This Agreement will constitute a contract under the internal laws of the State of California and will be governed and construed in accordance with the laws of said state as to both interpretation and performance.
g.Severability. My obligations under this Agreement are each separate and severable obligations. If an adjudicator determines that a restriction provided for herein cannot be enforced as written due to over breadth (such as time, scope of activity, or geography), the Company and I consent to the adjudicator’s enforcement of the restrictions to such lesser extent as would make the restriction reasonable and enforceable and/or agree to the reformation of the restriction (for purposes of that jurisdiction only) where such is necessary to make it enforceable to protect the legitimate business interests of the Company. If, despite the foregoing, any provision in this Agreement is adjudicated to be void, illegal or unenforceable, then it will be severed, and all other provisions contained in this Agreement will remain in full force and effect as if the offending provision was never contained in this Agreement.
h.Survival. Unless otherwise expressly agreed by the Company and me in writing, my obligations under this Agreement will, in accordance with their terms, be unaffected by any change in position, title, duties, or other terms and conditions of my Employment. My post-Employment obligations will survive the termination of my Employment and/or this Agreement. The existence of a claim by me against the Company, whether predicated on this Agreement or otherwise, will not relieve me of my obligation to comply with the restrictions on my conduct provided for in this Agreement or make them unenforceable.
i.Counterparts / Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, California’s Uniform Electronic Transactions Act (Cal. Civ. Code §1633.1, et seq.) or other applicable law) or other transmission method, and any counterpart so delivered shall be deemed to have been duly signed and delivered and be valid and effective for all purposes.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

/s/ Timothy Reed___________________________ Timothy Reed Date: 4/13/26_________________________
COMPANY

Callaway Golf Company, a Delaware corporation

By: /s/ Brian P. Lynch_______________________
       Brian P. Lynch, Executive Vice President,
       Chief Financial Officer, Chief Legal Officer

Date: 5/7/26_________________________

SCHEDULE A
Compensation and Benefits

References herein to “this Agreement” refer to the Employment Agreement inclusive of this Schedule A:

A-1.Compensation, Benefits and Expenses.
a.Position. Executive Vice President, Research & Development and Tour, reporting to Chief Executive Officer.
b.Base Salary. $510,000.00 per year. In accordance with the Company’s usual payroll practices, the Company will pay me an annual base salary at the rate described herein (prorated for any partial years of Employment), payable in substantially equal installments on regularly scheduled Company pay dates. My base salary will be reviewed on an annual basis by the Board or its designated representative. The Company reserves the right to increase my base salary pursuant to the Company’s employee compensation practices and policies in effect from time to time without requiring an amendment of this Agreement through the use of a Personnel Action Request, but in no event shall the Company reduce my base salary rate (as the same may be increased during my employment) without my prior written consent.
c.Annual Incentive. I am eligible for a discretionary annual incentive payment based upon participation in the Company’s applicable incentive program as it may or may not be in effect from time-to-time. My annual target incentive percentage is 60% of the actual annual base salary paid to me during the applicable calendar year for which such annual incentive is earned (the “Target Incentive”). Any annual incentive payment earned pursuant to an applicable incentive plan will be paid in accordance with the Company’s then current payroll practices in the first quarter of the year following the end of the Company’s fiscal year to which the annual incentive relates, provided that, except as provided in Schedule B, the annual incentive will not be earned and payable unless I am actively employed in good standing, and have not given, or received, notice of termination of Employment as of the date the annual incentive is paid. The Company reserves the right to increase my Target Incentive pursuant to the Company’s employee compensation practices and policies in effect from time-to-time without requiring an amendment of this Agreement through the use of a Personnel Action Request, but in no event shall the Company reduce my Target Incentive (as the same may be increased during my employment) without my prior written consent.
d.Long-Term Incentives. Subject to approval of the Board or its designated representative, the Company will provide me an opportunity to participate in the Company’s long-term incentive programs under which I may be eligible in accordance with the terms of such programs as in effect from time to time and as may be amended in the sole and absolute discretion of the Company (the “Long-Term Incentive Plans”). My participation in the Long-Term Incentive Plans will be governed by the terms of the Long-Term Incentive Plans, including the notice and grant agreement specific to each Long-Term Incentive Plan award I am awarded. My annual target opportunity under the Company’s Long-Term Incentive Plans (my “Target LTI Opportunity”) will be established annually by the Board or its designated representative. The Company reserves the right to increase my Target LTI Opportunity pursuant to the Company’s Long-Term Incentive Plans in effect from time to time without requiring an amendment of this Agreement through the use of a Personnel Action Request, but in no event shall the Company reduce my Target LTI Opportunity (as the same may be increased during my employment) without my prior written consent.
e.Benefit Plans. The Company will offer me participation in the various employee benefit plans it sponsors such as health and welfare coverage, qualified retirement plans and other insured benefits applicable to my position and subject to my eligibility to participate under the terms of such plans.

f.Paid Time Off/Sick Time. I am eligible to accrue PTO up to the maximum accruals set by the Company in accordance with the terms and conditions of the Company’s PTO Program and as set forth in the most recent “Executive Benefits Summary” provided to me by the Company under separate cover, as may be amended from time-to-time in the Company’s sole and absolute discretion. Accrued PTO may be taken any time during the year subject to prior approval by the Company. I am eligible for paid sick leave days (“Sick Leave”) in accordance with applicable state or local law.
g.Other Perquisites. The Company may provide other perquisites to me from time-to-time as determined by the Company, including those described in the most recent Executive Benefits Summary.
h.Business Expenses. The Company shall reimburse me for the reasonable, customary and necessary expenses I incur in the performance of my duties. My reimbursement for such business expenses is contingent on my compliance with the Company’s expense reimbursement policies as may be in effect from time to time.

SCHEDULE B
Termination Benefits

References herein to “this Agreement” refer to the Employment Agreement inclusive of this Schedule B:

B-1.    Severance Benefits.
a.Severance Eligible Termination. If the Company terminates my Employment without Substantial Cause, or if I voluntarily terminate my Employment with the Company for Good Reason, then it will be deemed a “Severance Eligible Termination.” Subject to Sections B-4 and B-6 below, if the termination of my Employment with the Company constitutes a Severance Eligible Termination, in addition to the Accrued Obligations, I will be provided the following “Special Severance”:
i.A one-time, lump-sum payment based on the annual incentive payment I would have received in the then-current year, based on the Company’s actual performance as measured against the requirements of the annual incentive plan, pro-rated to my Termination Date (the “Pro-Rata Incentive Plan Payment”);
ii.The vesting of my unvested long-term incentive compensation awards (e.g., restricted stock units, performance shares, stock appreciation rights, stock options, and other long-term equity-based incentive awards) (“Long-Term Incentive Awards”) that would have vested had I continued to be employed pursuant to this Agreement for a period of twelve (12) months from the Termination Date; provided that any unvested Long-Term Incentive Awards that are subject to performance-based vesting will vest in accordance with this Section B-1(a)(ii) only if, and to the degree that, the performance goals are satisfied in accordance with the terms of the applicable Long-Term Incentive Plan and award agreement thereunder. The foregoing provisions are hereby deemed to be a part of each Long-Term Incentive Award (and, for the avoidance of doubt, if any Long-Term Incentive Award is subject to more favorable vesting pursuant to any agreement or Long-Term Incentive Plan governing such Long-Term Incentive Award, such more favorable provisions shall continue to apply and shall not be limited by this Section B-1(a)(ii));
iii.A severance payment equal to the sum of (A) 1.0 time my most recent annual base salary, plus (B) 1.0 time my annual target incentive for the year of termination (calculated for this purpose by multiplying my annual target incentive percentage specified in Schedule A by my most recent annual base salary), payable in substantially equal installments on the same pay schedule as in effect at the Termination Date over a period of twelve (12) months from the Termination Date (the “Special Severance Installments” and such period, the “Special Severance Period”);
iv.for a period of twelve (12) months (or, if earlier, (A) the date on which the applicable continuation period under COBRA and/or Cal-COBRA expires or (B) the date I become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “Assistance Period”), if I and/or my eligible dependents who were covered under the Company’s healthcare plans as of the Termination Date elect to have COBRA and/or Cal-COBRA coverage and are eligible for such coverage, the Company shall pay or reimburse me, at its election, on a monthly basis, for an amount equal to the monthly premium I am required to pay for continuation coverage pursuant to COBRA and/or Cal-COBRA for myself and/or my eligible dependents who were covered under the Company’s healthcare plans as of the Termination Date; provided, however, that, if the Company determines, in its sole discretion, that the Company cannot provide healthcare continuation benefits under this sentence during the Assistance Period without potentially violating or causing the Company to incur financial costs or penalties under applicable law

(including, without limitation, Section 2716 of the Public Health Service Act), the Company shall, in lieu thereof, pay me a monthly taxable cash payment during the Assistance Period (or any remaining portion thereof) equal to the monthly premium I am required to pay for continuation coverage pursuant to COBRA and/or Cal-COBRA for me and/or my eligible dependents (the “Taxable Assistance Period Payments”). In lieu of providing healthcare continuation benefits during the Assistance Period pursuant to the preceding sentence, the Company may elect, at the time of my Severance Eligible Termination, to instead provide me with a one-time, taxable lump-sum payment intended to assist with the post-termination healthcare costs for me and my dependents (based on the level of healthcare benefits my dependents and/or I are enrolled as of the Termination Date) equal to (A) the total monthly premium I would be required to pay for continuation coverage pursuant to COBRA and/or Cal-COBRA for me and/or my eligible dependents as of the Termination Date multiplied by (B) twelve (12) months (the “Lump Sum Assistance Payment”). If I am paid a Lump Sum Assistance Payment, I will receive the Lump Sum Assistance Payment regardless of whether I elect COBRA continuation coverage under the Company’s plans and I understand I may use the Lump Sum Assistance Payment for any purpose in my discretion. I will notify the Company immediately if I become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment during the Assistance Period;
v.Continuation of any financial, tax and estate planning services (on the then-existing terms and conditions) through the period during which I am receiving the Special Severance Installments; and
vi.Up to one year of outplacement services through a professional outplacement firm of the Company’s choosing.
The Lump Sum Assistance Payment (if applicable), as well as the vesting of any time-based Long-Term Incentive Awards described in Section B-1(a)(ii), will be made as soon as administratively practicable following the date my Release (as defined below) becomes effective and irrevocable, but in no event later than seventy (70) days after the Termination Date; the Pro-Rata Incentive Plan Payment, as well as the vesting of any performance-based Long-Term Incentive Awards described above, will be made at such time and in such manner as such performance based payments are regularly made by the Company after the completion of the relevant performance period and the evaluation of whether, and the degree to which, the performance criteria have been met (but in all events, the Pro-Rata Incentive Plan Payment described in Section B-1(a)(i) will be paid no later than March 15 of the calendar year following the year in which my Termination Date occurs and the settlement of such performance-based Long-Term Incentive Awards will occur no later than March 15 of the calendar year following the year in which such awards are no longer subject to a “substantial risk of forfeiture” (as defined in Section 409A)); and the Special Severance Installments and Taxable Assistance Period Payments (if applicable) will commence as soon as administratively practicable following the date the Release becomes effective and irrevocable, but in no event later than the first regularly scheduled payroll date thereafter, and the Special Severance Installments and Taxable Assistance Period Payments (if applicable) shall be paid over time as described above following the effective date of the Release. None of the payments described in this Section B-1 will be paid or otherwise delivered prior to the effective date of the Release, so that amounts otherwise payable prior to the effective date of the Release will accrue and be paid as soon as administratively practicable in accordance with the preceding sentence. Except as otherwise provided in this Agreement, I am not eligible for any other payments in connection with my termination of Employment as a result of a Severance Eligible Termination.

a.Severance Eligible Termination Within Twenty-Four Months Following a Change in Control. Subject to Sections B-4 and B-6 below, in the event my Employment is terminated as a result of a

Severance Eligible Termination within the twenty-four (24) month period following a Change in Control (as defined below), in addition to the Accrued Obligations, I will be provided the following “Change in Control Special Severance”:
i.The Special Severance amounts in Section B-1(a) above; provided, however, the Special Severance Installments will consist of the sum of (A) 2.0 (instead of 1.0) times the sum of my most recent annual base salary plus 2.0 (instead of 1.0) times my annual incentive target for the year of termination (calculated for this purpose by multiplying my annual target incentive percentage specified in Schedule A by my most recent annual base salary), payable in substantially equal installments on the same pay schedule as in effect at the Termination Date over a period of twenty-four (24) months from the Termination Date (such period, the “Change in Control Special Severance Period”); provided, further, that the Assistance Period (or the number of months to be covered by any Lump Sum Assistance Payment) will be equal to a period of twenty-four (24) months from the Termination Date. All other Special Severance elements will be payable in accordance with Section B-1(a) above; and
ii.In lieu of the Special Severance in Section B-1(a)(ii) above, (A) the vesting of all of my unvested time-based Long-Term Incentive Awards that vest solely based on my continued employment or service (including awards for which the performance objectives have been satisfied but which remain subject to time-based vesting following the end of the applicable performance period) shall be accelerated effective as of the date my Release becomes effective and irrevocable, but in no event later than seventy (70) days after the Termination Date, and (ii) the vesting of all of my unvested Long-Term Incentive Awards that are subject to performance-based vesting (e.g., performance stock units) will vest at the target performance level effective as of the date my Release becomes effective and irrevocable (unless the level of performance was determined at the time of the Change in Control at a higher achievement level in accordance with the applicable award agreement, in which case such higher achievement level shall apply), but in no event later than seventy (70) days after the Termination Date. The foregoing provisions are hereby deemed to be a part of each Long-Term Incentive Award (and, for the avoidance of doubt, if any Long-Term Incentive Award is subject to more favorable vesting pursuant to any agreement or Long-Term Incentive Plan governing such Long-Term Incentive Award, such more favorable provisions shall continue to apply and shall not be limited by this Section B-1(b)(ii); and
iii.In addition to the Special Severance in Section B-1(a)(iv) above, I will receive a one-time, taxable lump-sum payment intended to assist with a portion of the post-termination healthcare costs for me and my dependents not covered under Section B-1(a)(iv) above (based on the level of healthcare benefits my dependents and/or I are enrolled as of the Termination Date) equal to (A) the total monthly premium I would be required to pay for continuation coverage pursuant to COBRA and/or Cal-COBRA for me and/or my eligible dependents as of the Termination Date multiplied by (B) six (6) months (the “Change in Control Supplemental Lump Sum Assistance Payment”). If I am paid a Change in Control Supplemental Lump Sum Assistance Payment, I will receive the Change in Control Supplemental Lump Sum Assistance Payment regardless of whether I elect COBRA continuation coverage under the Company’s plans and I understand I may use the Change in Control Supplemental Lump Sum Assistance Payment for any purpose in my discretion. The Change in Control Supplemental Lump Sum Assistance Payment will be made as soon as administratively practicable following the date my Release becomes effective and irrevocable, but in no event later than seventy (70) days after the Termination Date.
b.Other Benefits. I agree that payment of Special Severance or Change in Control Special Severance pursuant to this Section B-1 shall be in lieu of, and not in addition to, any other payment that I might otherwise be entitled to, including, but not limited to, payments under any state or federal

Worker Adjustment and Retraining Notification Act, any similar statute, or as provided for under common law.

B-2.    Permanent Disability Benefits.
a.Subject to Sections B-4 and B-6 below, in the event my Employment is terminated as a result of my “Permanent Disability” (as defined below), in addition to the Accrued Obligations, I will be provided the following “Permanent Disability Benefit”:
i.A payment equal to 0.500 times my most recent annual base salary, payable in substantially equal installments on the same pay schedule as in effect at the Termination Date over a period of six (6) months from the Termination Date (the “Disability Installments”);
ii.A Pro-Rata Incentive Plan Payment;
iii.The vesting of my unvested Long-Term Incentive Awards that would have vested had I continued to be employed pursuant to this Agreement for period of twelve (12) months from the Termination Date; provided that any unvested Long-Term Incentive Awards that are subject to performance-based vesting will vest in accordance with this Section B-2(a)(iii) only if, and to the degree that, the performance goals are satisfied in accordance with the terms of the applicable Long-Term Incentive Plan and award agreement thereunder. The foregoing provisions are hereby deemed to be a part of each Long-Term Incentive Award (and, for the avoidance of doubt, if any Long-Term Incentive Award is subject to more favorable vesting pursuant to any agreement or Long-Term Incentive Plan governing such Long-Term Incentive Award, such more favorable provisions shall continue to apply and shall not be limited by this Section B-2(a)(iii)); and
iv.for a period of twelve (12) months (or, if earlier, (A) the date on which the applicable continuation period under COBRA and/or Cal-COBRA expires or (B) the date I become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment) (such period, the “Disability Assistance Period”), if I and/or my eligible dependents who were covered under the Company’s healthcare plans as of the Termination Date elect to have COBRA and/or Cal-COBRA coverage and are eligible for such coverage, the Company shall pay or reimburse me, at its election, on a monthly basis, for an amount equal to the monthly premium I am required to pay for continuation coverage pursuant to COBRA and/or Cal-COBRA for myself and/or my eligible dependents who were covered under the Company’s healthcare plans as of the Termination Date; provided, however, that, if the Company determines, in its sole discretion, that the Company cannot provide healthcare continuation benefits under this sentence during the Disability Assistance Period without potentially violating or causing the Company to incur financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall, in lieu thereof, pay me a monthly taxable cash payment during the Disability Assistance Period (or any remaining portion thereof) equal to the monthly premium I am required to pay for continuation coverage pursuant to COBRA and/or Cal-COBRA for me and/or my eligible dependents (the “Taxable Disability Assistance Period Payments”). In lieu of providing healthcare continuation benefits during the Disability Assistance Period pursuant to the preceding sentence, the Company may elect, at the time of my termination of Employment as a result of my Permanent Disability, to instead provide me with a one-time, taxable lump-sum payment intended to assist with the post-termination healthcare costs for me and my dependents (based on the level of healthcare benefits my dependents and/or I are enrolled as of the Termination Date) equal to (A) the total monthly premium I would be required to pay for continuation coverage pursuant to COBRA and/or Cal-COBRA for me and/or my eligible dependents as of the Termination Date multiplied by (B) twelve (12) (the “Lump Sum

Disability Assistance Payment”). If I am paid a Lump Sum Disability Assistance Payment, I will receive the Lump Sum Disability Assistance Payment regardless of whether I elect COBRA continuation coverage under the Company’s plans and I understand I may use the Lump Sum Disability Assistance Payment for any purpose in my discretion. I will notify the Company immediately if I become eligible to receive the equivalent or increased healthcare coverage by means of subsequent employment or self-employment during the Disability Assistance Period.
    The Lump Sum Disability Assistance Payment (if applicable), as well as the vesting of any time-based Long-Term Incentive Awards described in Section B-2(a)(iii), will be made as soon as administratively practicable following the date my Release becomes effective and irrevocable, but in no event later than seventy (70) days after the Termination Date; the Pro-Rata Incentive Plan Payment, as well as the vesting of any performance-based Long-Term Incentive Awards described above, will be made at such time and in such manner as such performance based payments are regularly made by the Company after the completion of the relevant performance period and the evaluation of whether, and the degree to which, the performance criteria have been met (but in all events, the Pro-Rata Incentive Plan Payment described in Section B-2(a)(ii) will be paid no later than March 15 of the calendar year following the year in which my Termination Date occurs and the settlement of such performance-based Long-Term Incentive Awards will occur no later than March 15 of the calendar year following the year in which such awards are no longer subject to a “substantial risk of forfeiture” (as defined in Section 409A)); and the Disability Installments and Taxable Disability Assistance Period Payments (if applicable) will commence as soon as administratively practicable following the date the Release becomes effective and irrevocable, but in no event later than the first regularly scheduled payroll date thereafter, and the Disability Installments and Taxable Disability Assistance Period Payments (if applicable) shall be paid over time as described above following the effective date of the Release. The Permanent Disability benefits provided pursuant to this Section B-2 will be coordinated with other applicable disability insurance as required by the applicable policies. None of the payments described in this Section B-2 will be paid or otherwise delivered prior to the effective date of the Release, so that amounts otherwise payable prior to the effective date of the Release will accrue and be paid as soon as administratively practicable in accordance with the preceding sentence. Except as otherwise provided in this Agreement, I will not be entitled to any payments or benefits under Section B-1 as a result of such termination of my Employment by the Company following my Permanent Disability, which shall be considered a termination for Substantial Cause.
For purposes of this Agreement, “Permanent Disability” shall mean my failure to perform or being unable to perform all or substantially all of my duties under this Agreement for a continuous period of six (6) months or more on account of any physical or mental disability, as reasonably determined by the Company or as reflected in the opinion of a qualified physician selected by the Company, provided that, to the extent required under Section 409A, such disability or impairment also qualifies as a “disability” for purposes of Section 409A. The existence of my Permanent Disability shall be determined by the Company in good faith.
B-3.    Death Benefits. In the event of my death, in addition to the Accrued Obligations, all my outstanding unvested time-based Long-Term Incentive Awards will immediately vest and be settled as soon as administratively practicable but in no event later than seventy (70) days after the date of my death. The foregoing provisions are hereby deemed to be a part of each Long-Term Incentive Award (and, for the avoidance of doubt, if any Long-Term Incentive Award is subject to more favorable vesting pursuant to any agreement or Long-Term Incentive Plan governing such Long-Term Incentive Award, such more favorable provisions shall continue to apply and shall not be limited by this Section B-3). The foregoing benefit is referred to as the “Death Benefit.”
B-4.    Requirement for a Release. The Company’s obligation to provide me the severance or any other benefits payable under Sections B-1 and B-2, other than my Accrued Obligations through the Termination

Date, will be conditioned on my (or my representatives if I am unable to sign due to my Permanent Disability) signing a release agreement in the form attached to the Agreement as Schedule D within the time period set forth therein) that, among other things, (a) contains an effective release of any and all claims in favor of the Company and any of the Related Companies, and (b) secures my commitment to abide by all post-Employment obligations applicable to me under this Agreement (referred to hereafter as my “Release”). If, for any reason, my Release does not become effective and irrevocable within sixty (60) days following my Termination Date, I will not be entitled to any payments or benefits pursuant to Sections B-1 and B-2 and will forfeit all rights thereto; however, the Accrued Obligations through the Termination Date will be paid. Additionally, none of the payments or benefits pursuant to Sections B-1 and B-2 will be paid or otherwise delivered prior to the effective date of the Release, so that amounts otherwise payable prior to the Release effective date will accrue and be paid as provided in this Schedule B.

B-5.    Other. Except for the Accrued Obligations and the amounts specifically provided pursuant to this Schedule B, I shall not be entitled to any further compensation, incentive, damages, restitution, relocation benefits, or other severance benefits upon my termination of Employment. The amounts payable to me pursuant to this Schedule B shall not be treated as damages, but as compensation to which I may be entitled by reason of my termination of Employment under the applicable circumstances. The Company shall not be entitled to set off against the amounts payable to me pursuant to this Schedule B any amounts earned by me in other employment after termination of my Employment with the Company, or any amounts which might have been earned by me in other employment had I sought such other employment. The provisions of this Schedule B shall not limit my rights under or pursuant to any other agreement or understanding with the Company regarding any pension, insurance or other employee benefit plan of the Company to which I am entitled pursuant to the terms of such plan.
B-6.     Conditions on Receiving Post-Termination Benefits. My right to all payments or benefits under this Schedule B shall in all events be subject to Sections 6 (Code Section 409A) and 7 (Code Section 280G) of the Agreement. In addition, notwithstanding anything else to the contrary, it is expressly understood that any obligation of the Company to pay any post-termination benefits pursuant to this Schedule B shall be subject to my continued compliance with the terms and conditions of this Agreement, including Section 8 of the Agreement and Schedule C, if applicable. If I breach or threaten to breach this Agreement (including, without limitation, Section 8 of this Agreement or Schedule C, if applicable), the Company will be entitled to cease the payment of any severance or benefits under this Schedule B (other than the Accrued Obligations).

B-7.    Definition of Change in Control. For purposes of this Agreement “Change in Control” is defined as a circumstance where:

a.any person, entity or group, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) but excluding the Company and its subsidiaries and any employee benefit or stock ownership plan of the Company or its subsidiaries and also excluding an underwriter or underwriting syndicate that has acquired the Company’s securities solely in connection with a public offering thereof (such person, entity or group being referred to herein as a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding shares of the common stock of the Company or the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; or
b.individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual who becomes a director after the Effective Date whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered to be a member of the Incumbent Board unless that individual was nominated or elected by any Person having the power to exercise, through beneficial ownership, voting agreement and/or proxy, 20% or more of either the outstanding shares of the common stock of the Company or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors, in which case that individual shall not be considered to be a member of the Incumbent Board unless such individual’s election or nomination for election by the Company’s shareholders is approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board; or
c.consummation by the Company of the sale or other disposition of all or substantially all of the Company’s assets or a reorganization or merger or consolidation of the Company with any other Person, other than (A) a reorganization or merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto (or, in the case of a reorganization or merger or consolidation that is preceded or accomplished by an acquisition or series of related acquisitions by any Person, by tender or exchange offer or otherwise, of voting securities representing 50% or more of the combined voting power of all securities of the Company, immediately prior to such acquisition or the first acquisition in such series of acquisitions) continuing to represent, either by remaining outstanding or by being converted into voting securities of another entity, more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such reorganization or merger or consolidation (or series of related transactions involving such a reorganization or merger or consolidation), or (B) a reorganization or merger or consolidation effected to implement a recapitalization or reincorporation of the Company (or similar transaction) that does not result in a material change in beneficial ownership of the voting securities of the Company or its successor.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

SCHEDULE C – CALIFORNIA
Conflicting Activities

References herein to “this Agreement” refer to the Employment Agreement inclusive of this Schedule C:

C-1.    Agreement Not to Engage in Conflicting Activities. I acknowledge that in reliance upon my covenants in this Agreement, the Company will provide me with one or more of the following: Confidential Information related to my position and duties; trade secrets; authorization to communicate and develop goodwill with customers, suppliers, employees, and other key business relationships of the Company and its Related Companies; and/or, specialized training related to the business of the Company and its Related Companies. I agree that the foregoing would give me an unfair competitive advantage if my activities were not restricted as provided for in this Agreement during my Employment. In order to avoid activities of this nature and the irreparable harm they cause, I agree that, during my Employment, without the consent of the Company, (i) I will not work for or become associated with any outside business activities for remuneration (whether cash or otherwise), whether or not for a business that would constitute a Competitor for purposes of this Schedule C, and (ii) I will not invest in, provide material assistance to any business, or otherwise pursue any business opportunity, in each case under this clause (ii) that would create a conflict of interest. Also, during my Employment, I will not divert business opportunities away from the Company or the Related Companies for personal gain or interfere with the business relationship between the Company and its employees, customers, suppliers, distributors, or vendors, by soliciting or otherwise encouraging or inducing them to cease or reduce doing business with the Company or the Related Companies except where such conduct is undertaken in the course of my duties for the Company and for the benefit of the Company or the Related Companies.

C-2.    Definitions.

a.“Competitor” refers to any business (irrespective of how it is organized) that is engaged in the same line of business as the Company or one so similar in nature that it would displace the business opportunities for the Company’s products and/or services in any markets where the Company does business or has demonstrable plans to do business and with respect to which I was provided access to Confidential Information in the course of Employment. The forgoing will include the products and/or services of a Related Company that I have material involvement with or with respect to which I am provided Confidential Information in the course of my Employment.

b.“Related Companies” means, collectively, the Company’s subsidiaries, affiliates or any other company in which Company has an investment and/or other ownership interest.

c.It is understood that to “solicit” or “soliciting” and their derivations mean to interact with another person or entity with the purpose or foreseeable result being to cause, motivate or induce the person or entity to engage in some responsive action, irrespective of who first initiated contact. It will not include general advertising (such as “help wanted” ads) that are not targeted at the Company’s employees or customers.

C-3.    Exception. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits me from owning a non-controlling interest consisting or two percent (2%) or less of any class of securities in any publicly traded company or passive investments through an independently controlled fund such as a mutual fund, provided that I am not a controlling person of, or a member of a group that controls, such business, and further provided that I do not otherwise participate in any conduct prohibited under this Agreement.

C-4.    Irreparable Harm. A violation of this Agreement (including, without limitation, Section 8 of this Agreement or this Schedule C) by me would cause not only actual and compensable damage, but also irreparable harm and continuing injury to the Company, for which there would not be an adequate remedy at law. Accordingly, if I breach or threaten to breach this Agreement (including, without limitation, Section 8 of this Agreement or this Schedule C), the Company will be entitled to temporary and permanent injunctive relief in addition to, and not in lieu of, any and all other legal remedies to which it would otherwise be entitled. In addition to, and not in lieu of injunctive relief to prevent further violations, the Company will have the right to, in addition to any other legal remedies and damages available, to cease the payment of any severance or benefits under Schedule B hereof. The Company will be deemed the prevailing party for all purposes if any relief is granted to it, irrespective of whether some relief requested by the Company is also denied.

C-5.     Survival. My obligations in this Agreement (including, without limitation, Section 8 of this Agreement or this Schedule C) shall survive the termination of the Agreement and my Employment under it. My obligations under this Agreement are independent and severable obligations; and, the existence of any claim or cause of action against Company by me, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Company of my obligations under this Agreement. If an adjudicator determines that a restriction provided for herein cannot be enforced as written due to over breadth (such as time, scope of activity, or geography), the adjudicator will enforce the restriction to such lesser extent as would make it reasonable and enforceable and/or reform the restriction to the extent necessary to make it enforceable to protect Company’s legitimate business interests. A presumption provided for in this Agreement may only be overcome by presentation of clear and convincing evidence from the party opposing application of the presumption and shall not apply to the extent that its application would make the restriction, clause or other provision at issue unenforceable. If, despite the foregoing, any provision of this Agreement is adjudicated to be void, illegal or unenforceable, all other provisions will remain in full force and effect, as if the void, illegal, or unenforceable provision is not part of the Agreement except where this Agreement expressly provides otherwise.

SCHEDULE D
Form of Release
This Release of Claims (“Release”) is made pursuant to the Employment Agreement (the “Agreement”) to which this Release is attached as Schedule D and will be effective as of the Release Effective Date (as defined below), by and between the undersigned, _____________________ [NAME], and Callaway Golf Company, a Delaware corporation, (the “Company”), collectively the “Parties.” This Release is entered into in light of the fact that my employment with the Company will terminate effective [_____] and I am eligible to receive the [Special Severance][Change in Control Special Severance][Permanent Disability Benefit] described in Schedule B to the Agreement, subject to the occurrence of the Release Effective Date within the time period specified in Section 3 below and my continued compliance with the terms of this Release and the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.
1.     Consideration. In consideration for the payment of the [Special Severance][Change in Control Special Severance][Permanent Disability Benefit] described in Schedule B to the Agreement, Employee agrees to the terms and provisions set forth in this Release. In addition, to the extent not already paid, and subject to the terms and conditions of the Agreement, the Company shall pay or provide to me the Accrued Obligations described in the Agreement, subject to and in accordance with the terms thereof.
2.     Release. I hereby agree that, other than with respect to the Retained Claims (as defined below), the consideration described in Section 1 represents settlement in full of all outstanding obligations owed to me by the Company, any of its direct or indirect parents, subsidiaries or affiliates, and any of their respective current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) related to my employment or service with the Company or any of its direct or indirect parents, subsidiaries or affiliates or termination therefrom. I, on my own behalf and on behalf of any of my affiliates, family members, executors, agents, heirs and assigns, other than with respect to the Retained Claims, hereby and forever release the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that I may possess based on any omissions, acts, facts, or damages that have occurred up until and including the date I sign this Release against any of the Releasees arising directly or indirectly out of, relating to or in any other way involving in any manner whatsoever my employment or service with the Company or any of its direct or indirect parents, subsidiaries and affiliates or termination therefrom, including, without limitation:

a.any and all claims relating to or arising from my employment or service relationship with the Company or any of its direct or indirect parents, subsidiaries and affiliates and the termination of that relationship;
b.    any and all claims relating to, or arising from, my right to purchase, or actual purchase of any shares of stock or other equity interests of the Company or any of its direct or indirect parents, subsidiaries and affiliates, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state law, and securities fraud under any state or federal law;
c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.;
e.    any and all claims for violation of the federal or any state constitution;
f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.    any and all claims arising out of the wage and hour and wage payments laws and regulations of the state or states in which I have provided service to the Company or any of its direct or indirect parents, subsidiaries and affiliates; and
h.    any and all claims for attorneys’ fees and costs.
This Release does not release claims that cannot be released as a matter of law, including, but not limited to, my right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, my right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company or any Releasee for discrimination (with the understanding that my release of claims herein bars me from recovering such monetary relief from the Company or any Releasee for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA, claims for indemnity under the bylaws of the Company, as provided for by state law or under any applicable indemnification agreement or insurance policy with respect to my liability as an employee, director or officer of the Company or any of its direct or indirect parents, subsidiaries and affiliates, and claims to any benefit entitlements vested as the Termination Date pursuant to written terms of any employee benefit plan of the Company or its affiliates. This Release further does not release claims for the Company’s breach of its executory obligations under this Release or Schedule B of the Agreement. This Release does not prevent me from engaging in any protected conduct described in Section 8(f) of the Agreement. The claims described in this paragraph are referred to as the “Retained Claims.”
I ACKNOWLEDGE THAT I AM FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
    I, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVE ANY RIGHTS I MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

3.    Acknowledgment of Waiver of Claims under ADEA. I understand and acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this Release is knowing and voluntary. I understand and agree that this Release does not apply to any rights or claims that may arise under the ADEA after the date I sign this Release. I understand and acknowledge that the consideration given for this Release is in addition to anything of value to which I was already entitled. I further understand and acknowledge that I have been advised by in writing that: (a) I have the right to and should consult with an attorney prior to executing this Release; (b) I have [twenty-one (21)] days within which to consider this Release, and the Parties agree that such time period to review this Release shall not be extended upon any material or immaterial changes to this Release; (c) I have seven (7) calendar days following my execution of this Release to revoke this Release pursuant to written notice to the [Title] of the Company; (d) this Release shall not be effective until after the revocation period has expired; and (e) nothing in this Release prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event I sign this Release and return it to the Company in less than the [twenty-one (21)] day period identified above, I hereby acknowledge that I have freely and voluntarily chosen to waive the time period allotted for considering this Release. This Release will become effective at 12:01 a.m. on the eighth day after I sign this Release (the “Release Effective Date”). I further understand that I will not be given the post-termination benefits described in Section 1 above unless the Release Effective Date occurs on or before the date that is sixty (60) days following my Termination Date.
4.Terminations; Resignations. I hereby confirm my termination and resignation from all offices, directorships, and other employment positions, if any, then held with the Company and any Related Company, and I shall take all actions reasonably requested by the Company to effectuate the foregoing
5.    Representations. I represent and warrant that:
a.    I have surrendered to the Company all Company property as required under Section 8(d) of the Agreement;
b.    I am not owed wages, commissions, bonuses or other compensation, other than the Accrued Obligations and as set forth in this Release; and
c.    During the course of my Employment, I did not sustain any injuries for which I might be entitled to compensation pursuant to worker’s compensation law or I have disclosed any injuries of which I am currently, reasonably aware for which I might be entitled to compensation pursuant to worker’s compensation law.
6.     Conditions on Receiving Post-Termination Benefits. I hereby expressly reaffirm my continuing obligations under the Agreement, including, without limitation, Section 8 of the Agreement and Schedule C to the Agreement, if applicable, I agree that any obligation of the Company to pay any post-termination benefits to me shall be subject to my continued compliance with the terms and conditions of the Agreement, including Section 8 of the Agreement and Schedule C to the Agreement, if applicable. If I breach or threaten to breach the Agreement (including, without limitation, Section 8 of this Agreement or Schedule C to the Agreement, if applicable), the Company will be entitled to cease the payment of any severance or benefits to me under the Agreement (other than the Accrued Obligations).

7.No Assignment. I hereby represent and warrant to the Releasees that there has been no assignment or other transfer of any interest in any claim that I may have against the Releasees.
8.Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with this Agreement, the Parties agree that, except as excluded herein, any and all controversies, claims and disputes arising out of or relating to this Release or the Agreement will be governed by Section 9 of the Agreement.
9.Miscellaneous.
a.Beneficiaries and Assignment. This Release will be binding upon and inure to the benefit of the Parties, and their heirs and successors and permitted assigns. This Release will automatically inure to the benefit of and be enforceable by the Company and any of the Related Companies, and any successors and assigns. I understand I will have no right to assign my rights, benefits, duties, obligations or other interests in this Release as they are personal to me, other than by will or the laws of descent and distribution. Any attempted assignment by me of my rights, benefits, duties, obligations or other interests in this Release in contravention of this Release will be null and void.
b.Entire Understanding. I am not relying upon any representations outside of the Agreement or this Release in deciding to enter into this Release. This Release and the Agreement (inclusive of Schedules thereto) represent the entire understanding between the Company and me with respect to all matters herein.
c.Amendment and Waiver. This Release will not be modified or amended except by another instrument in writing executed by the Parties. Failure of either party at any time to require performance by the other of any provision of this Release will in no way affect the rights of the waiving party to enforce the same thereafter, nor will the waiver by either party of any breach of any provision of this Release be held to be a waiver of any succeeding breach of any provision or a waiver of the provision itself.
d.Applicable Law. This Release will constitute a contract under the internal laws of the State of [_____],1 and will be governed and construed in accordance with the laws of said state as to both interpretation and performance.
e.Severability. My obligations under this Agreement are each separate and severable obligations. If an adjudicator determines that a restriction provided for herein cannot be enforced as written due to over breadth (such as time, scope of activity, or geography), the Company and I consent to the adjudicator’s enforcement of the restrictions to such lesser extent as would make the restriction reasonable and enforceable and/or agree to the reformation of the restriction (for purposes of that jurisdiction only) where such is necessary to make it enforceable to protect the legitimate business interests of the Company. If, despite the foregoing, any provision in this Agreement is adjudicated to be void, illegal or unenforceable, then it will be severed, and all other provisions contained in this Agreement will remain in full force and effect as if the offending provision was never contained in this Agreement.
f.Counterparts / Electronic Signature. This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, California’s Uniform Electronic Transactions Act (Cal. Civ. Code §1633.1, et seq.) or other applicable law) or other transmission method, and any counterpart so delivered shall be deemed to have been duly signed and delivered and be valid and effective for all purposes.

10.Voluntary Execution of Agreement. I understand and agree that I executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full
1 DRAFTING NOTE: Insert governing law of Agreement.

intent of releasing all of my claims against the Company and any of the other Releasees. I acknowledge that: (a) I have read this Release; (b) I have been represented in the preparation, negotiation, and execution of this Release by legal counsel of my own choice or have elected not to retain legal counsel; (c) I understand the terms and consequences of this Release and of the releases it contains; and (d) I am fully aware of the legal and binding effect of this Release.
    IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates set forth below.

EXHIBIT ONLY – DO NOT SIGN AT THIS TIME ________________________________ Employee’s name Date: ___________________________	COMPANY Callaway Golf Company, a Delaware corporation By: _____________________________________ Signer’s Name & Title Date: ______________________________

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